Exhibit 4.15

DESCRIPTION OF COMMON STOCK

Old Dominion Freight Line, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Company’s common stock, $0.10 par value (the “Common Stock”), is registered under Section 12(b) of the Exchange Act and is listed on The Nasdaq Stock Market LLC (Nasdaq Global Select Market) under the symbol “ODFL”.

The following is a summary of the material terms of the Company’s capital stock.  This summary is not complete and is qualified by reference to the Company’s Amended and Restated Articles of Incorporation, as amended (collectively, the “Articles”), and the Company’s Amended and Restated Bylaws (the “Bylaws”).  The Articles and the Bylaws are filed as exhibits to the Company’s most recent Annual Report on Form 10-K and are incorporated by reference herein.

Authorized Capital Stock

The Company’s authorized capital stock consists of 280,000,000 shares of Common Stock. As of December 31, 2021, 115,011,172 shares of Common Stock were issued and outstanding.  All outstanding shares of Common Stock are fully paid and non-assessable.

The holders of Common Stock are entitled to receive dividends, or other distributions with respect to outstanding shares of Common Stock, as may be declared from time to time by the Board of Directors. In the event of the Company’s liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the assets, if any, available for distribution after payment of all creditors and the liquidation preferences on any outstanding shares of preferred stock, if any such stock is authorized and issued in the future. Holders of Common Stock have no preemptive rights to subscribe for any additional securities of any class the Company may issue, nor any conversion, redemption or sinking fund rights.

Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have cumulative voting rights in the election of directors. Directors are elected by a plurality of the votes cast and entitled to vote in the election at a meeting at which a quorum (a majority of the votes entitled to be cast by a voting group on a matter) is present, and action on other matters by holders of Common Stock will be approved at a shareholders meeting for which a quorum is present if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the vote of a greater number is required by law or by the Articles.  Holders of Common Stock may also take action without a meeting if one or more written consents, setting forth the action taken, are signed by all the shareholders who would be entitled to vote upon the action at a meeting.

Certain Provisions of the Articles and Bylaws

Authorized but Unissued Shares.  Authorized but unissued shares of Common Stock can be reserved for issuance by the Company’s Board of Directors from time to time, without shareholder action, for stock dividends or stock splits, to raise equity capital, and to structure future corporate transactions, including acquisitions, as well as for other proper corporate purposes, including under equity compensation plans adopted by the Board of Directors.  Shareholders have no preemptive rights.

Advance Notice of Proposals and Nominations.  The Bylaws provide that shareholders must provide timely written notice to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual or a special meeting of shareholders. At a special meeting, shareholders may only nominate candidates for election as directors (if the special meeting is called for the purpose of electing directors), and special meetings may only be called by the Company’s Board of Directors, its Chairman, or the Company’s President or Secretary, except that a special meeting must be called if the Company has 35 or fewer shareholders of record and the holders of at least 20% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to the Company’s Secretary one or more written demands for the meeting describing the purposes for which it is to be held.

Notice for an annual meeting is timely if it is given, either by personal delivery to the Secretary of the Company at the Company’s principal office or by U.S. certified mail, postage prepaid, addressed to the Secretary of the Company at the Company’s principal office, and received not later than the close of business on the 120th day and not earlier than the close of business on the 150th day prior to the first anniversary of the date that the Company mailed its proxy materials for the prior year’s annual meeting; provided, however, that if no annual meeting of shareholders was held in the prior year or the date of the annual meeting of shareholders has changed by more than 30 days from the prior year, notice must be received not later than the close of business on the 90th day prior to such annual meeting. Notice for shareholders to nominate candidates for election as directors at a special meeting for the election of directors is timely if it is given not later than the close of business on the 7th day following the date on which notice of such meeting is first given to shareholders.  The Bylaws also specify the form and content of a shareholder’s notice. These provisions may prevent shareholders from bringing matters before an annual meeting of shareholders or from nominating candidates for election as directors at an annual or special meeting of shareholders.

Proxy Access Nominations. The Bylaws also permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of the outstanding shares of the Common Stock continuously for at least three years, to nominate and include in the Company’s annual meeting proxy materials director nominees constituting up to the greater of two nominees or 20% of the Company’s Board of Directors, subject to certain limitations and provided that the requirements set forth in the Bylaws are satisfied.

Indemnification of Directors, Officers and Employees.  The Bylaws provide that any person who at any time serves or has served as one of the Company’s (or any subsidiary’s) directors or officers or, at the Company’s request, as a director or officer of another enterprise, or as a trustee or administrator under any of the Company’s (or any subsidiary’s) employee benefit plan, has the right to be indemnified and held harmless by the Company to the fullest extent permitted by law against all liabilities and litigation expenses (including attorneys’ fees) in the event a claim is made or threatened against that person in, or that person is made or threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of the Company (including appeals), arising out of such service. However, indemnification is not available with respect to that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy or any liabilities or litigation expenses incurred on account of any of such person’s activities that were, at the time taken, known or believed by the person to be clearly in conflict with the Company’s best interests.

Certain Anti-Takeover Effects of Virginia Law

Certain provisions of the Virginia Stock Corporation Act, or VSCA, may be deemed to have an anti-takeover effect. These provisions may delay or deter the removal of the Company’s directors or the assumption of control by shareholders.

The Control Share Acquisitions Act of the VSCA may make an unsolicited attempt to gain control of the Company more difficult by restricting the right of specified shareholders to vote newly acquired large blocks of stock. The Control Share Acquisitions Act denies voting rights to any shares held by an acquiror (other than pursuant to certain statutorily defined transactions approved by the Company’s Board of Directors), unless a majority of disinterested shares votes to grant such rights in a shareholder resolution. Disinterested shares are shares not held by the acquiror, any officer of the Company, or any employee of the Company who is also a director. The provisions of the Control Share Acquisitions Act apply when an acquiror acquires at least one-fifth of the total votes entitled to be cast in an election of directors.

In addition, the Affiliated Transactions Act of the VSCA may make it difficult to merge with or otherwise absorb a Virginia corporation acquired in a tender offer for three years after the acquisition. Pursuant to the Affiliated Transactions Act, an acquiror would not be permitted to engage in an affiliated transaction with the Company for three years unless the transaction was approved by a majority, but not less than two, of the Company’s disinterested directors and two-thirds of the Company’s voting shares, other than shares beneficially held by the acquiror. After three years, the acquiror may engage in an affiliated transaction with the Company if the transaction is approved by two-thirds of the Company’s voting shares (other than shares beneficially held by the acquirer), the transaction is approved by a majority of disinterested directors, or the acquiror pays a statutorily defined value for each class of the Company’s voting securities.

The Affiliated Transactions Act of the VSCA is only applicable to corporations that have more than 300 shareholders. The Control Share Acquisitions Act of the VSCA is only applicable to public corporations. A corporation may provide in its articles of incorporation or bylaws that the Affiliated Transactions Act and the Control Share Acquisitions Act of the VSCA do not apply, but the Company has not done so.